Exhibit 99.1

Organovo Provides Guidance on Upcoming Retail Investor Conference

11/20/2013

SAN DIEGO, November 20, 2013 /PRNewswire/ — Organovo Holdings, Inc. (NYSE MKT: ONVO) (“Organovo”), a three-dimensional biology company focused on delivering breakthrough 3D bioprinting technology, today provided guidance on topics to be discussed at an upcoming Retail Investor Conference on December 5, 2013.

Organovo’s Chairman and Chief Executive Officer, Keith Murphy, will be presenting on Thursday, December 5, 2013 at 12:30pm ET, and investors can directly participate in this live, interactive online event. Investors will be invited to ask the company questions in real-time — both in the presentation hall as well as the company’s “virtual trade booth.”

At the conference, Organovo will provide guidance on several topics, including:

Product pipeline and revenue potential: As described previously in the company’s presentations and investor communications, including the freely available Retail Investor Conference from September 12, 2013, the company plans to launch an initial 3D liver tissue assay product in 2014, followed by a series of additional tissue assay products. Based on market research, Organovo believes that each of the product opportunities it has identified can grow into the tens of millions in annual revenue and has a $100M+ addressable market, with an overall market opportunity of $500M across all tissue products by 2018. Beyond this market opportunity, defined by sales of current cell based models, also lies the opportunity to develop products and services for the multibillion dollar animal preclinical testing market for pharmaceutical, cosmetic, and environmental industries.

Partnership model revenues: As described previously, the company will discuss its partnership model revenue opportunities, targeting $10-30M in milestone payments and 3%-7% in future royalties per opportunity. Organovo will also review its existing agreements, including its existing agreement with pre-agreed royalty and milestone payments in these ranges.

Cash burn and R&D spending: As covered in previous presentations, Organovo will review its cash position, currently consisting of approximately three years of cash on hand, and its plans to continue to grow its R&D spending in a controlled manner based on product and partnership opportunities.

Advantages of NovoGen 3D Bioprinting versus currently available technologies: Organovo will cover the advantages of its NovoGen 3D Bioprinting to achieve breakthroughs in the creation of living tissue, including its recent data from its 3D Liver product. Based on this data, which will be reviewed at the conference, the company believes its human liver model currently in development has the opportunity to redefine the category of in vitro assays as being fully human; multicellular; three dimensional in size, shape, and substance; and consistent in form and function with a native tissue sample. It also believes this set of attributes is unique and umatched by current products and technologies. Just as the creation of plastic and metal objects by 3D Printing offers significant advantages in many areas over older methods such as molding and casting, the company expects that its tissue offerings will be superior to current methods and products, none of which use any form of bioprinting today.

Analyst reports on Organovo: Organovo will review details of its prior engagement of Zacks Investment Research for independent analysis of the company starting in 2012, a contract that was terminated at Organovo’s election on September 30, 2013, as well as give guidance on future analyst coverage expectations.

Employee incentives: The Company will discuss the approval by its stockholders at the 2013 annual meeting of stockholders of 5M additional shares for future issuance under its equity incentive plan, bringing the total available to be granted in the coming years to 6M. The company filed an S-8 on August 8 to register these shareholder-approved incentive shares, which will be used to incentivize all Organovo staff in accordance with industry best practices. The company also requests that investors be certain to review its 8-K filing of October 10, 2013, in which it provided detailed, proactive guidance to investors on executive 10b5-1 plans and executive stock ownership guidelines and levels.

DATE: December 5, 2013

TIME: 12:30 PM EST

LINK: www.retailinvestorconferences.com > click on red “register / watch event now” button

If attendees are not able to join the event live on the day of the conference, an on-demand archive will be available for 90 days. It is recommended that investors pre-register to save time and receive event updates.

The Company also recently reported Q2 fiscal 2014 results and provided a business update.

The Company also recently gave guidance to investors regarding “Short and Distort” articles.

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for medical research and therapeutic applications. The Company is collaborating with pharmaceutical and academic partners to develop human biological disease models in three dimensions. These 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. In addition to numerous scientific publications, the Company’s technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous others. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the market acceptance for the Company’s products, and the risks related to the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our report on Form 10-Q filed November 8, 2013, the prospectus supplement filed with the SEC on August 2, 2013 and the transition report on Form 10-KT filed with the SEC on May 24, 2013 and our other filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

SOURCE Organovo Holdings, Inc.

Investor Contact, Barry Michaels, Chief Financial Officer, 858-224-1000, ext. 3, IR@organovo.com, or Gerry Amato, Booke & Company Investor Relations, admin@bookeandco.com; Media Contact, Mike Renard, EVP, Commercial Operations, 858-224-1006, mrenard@organovo.com